(UICI LOGO)

                                                                    EXHIBIT 99.1

                                      Contact: Mark Hauptman
                                               Vice President and CFO
                                               UICI
NEWS RELEASE                                   9151 Grapevine Highway
                                               North Richland Hills, Texas 76180
                                               Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS OF 2003 RESULTS OF OPERATIONS

    NORTH RICHLAND HILLS, TX, November 5, 2003----UICI (the "Company" NYSE: UCI) today reported third quarter 2003 revenues and income from continuing operations in the amount of $453.6 million and $13.8 million ($0.29 per diluted share), respectively, compared to revenues and income from continuing operations of $362.3 million and $15.8 million ($0.32 per diluted share), respectively, in the third quarter of 2002. For the nine months ended September 30, 2003, the Company generated revenues and income from continuing operations of $1.3 billion and $47.3 million ($0.99 per diluted share), respectively, compared to revenues and income from continuing operations of $971.9 million and $32.1 million ($0.66 per diluted share), respectively, in the nine months ended September 30, 2002.

    Results in the third quarter and full nine months were highlighted by the performance of the Company's Self Employed Agency Division, which enjoyed significant continued period-over-period growth in both revenue and operating income. Operating income at the Self Employed Agency Division increased to $32.5 million and $80.8 million in the three and nine-month periods ended September 30, 2003, respectively, from $23.1 million and $58.5 million in the corresponding 2002 periods.

    On October 29, 2003, UICI executed a definitive agreement to sell for cash its entire equity interest in Academic Management Services Corp. The Company's results in the three and nine months ended September 30, 2003, included a pre-tax loss at AMS in the amount of $(77.5) million ($(66.9) million net of tax, or $(1.40) per diluted share) and $(75.3) million ($(65.6) million net of tax, or $(1.37) per diluted share), respectively. Reflecting the terms of the impending sale of AMS, results at AMS in each of the three and nine months ended September 30, 2003 included a pre-tax estimated loss upon disposal of AMS in the amount of $(68.5) million.

    Reflecting the AMS loss and other losses from discontinued operations, overall the Company reported in the three and nine months ended a net loss in the amount of $(53.3) million ($(1.11) per diluted share) and $(25.4) million ($(0.53) per diluted share), respectively, compared to net income of $16.2 million ($0.33 per diluted share) and $28.9 million ($0.59 per diluted share) in the corresponding 2002 periods.

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COMPARATIVE RESULTS OF OPERATIONS AND BALANCE SHEET INFORMATION

    Set forth in the tables below is comparative results of operations for three and nine-month periods ended September 30, 2003 and 2002, and selected balance sheet data as of September 30, 2003 and December 31, 2002.


                                                       THREE MONTHS ENDED                   NINE MONTHS
INCOME STATEMENT DATA:                                    SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                  ----------------------------     ----------------------------
                                                     2003              2002            2003             2002
                                                  -----------      -----------     -----------      -----------
                                                            (In thousands, except per share amounts)
REVENUES ....................................     $   453,567      $   362,256     $ 1,295,498      $   971,904
Operating income from continuing
    operations before income taxes ..........     $    20,802      $    23,675     $    72,185      $    47,026

Income from continuing operations ...........     $    13,806      $    15,800     $    47,309      $    32,061
Income (loss) from discontinued
operations ..................................         (67,101)             422         (72,716)           1,970
                                                  -----------      -----------     -----------      -----------
Income (loss) before cumulative effect
    of accounting change ....................     $   (53,295)     $    16,222     $   (25,407)     $    34,031
Cumulative effect of accounting change ......              --               --              --           (5,144)
                                                  -----------      -----------     -----------      -----------
Net income (loss) ...........................     $   (53,295)     $    16,222     $   (25,407)     $    28,887
                                                  ===========      ===========     ===========      ===========

Per Diluted Share:
  Income from continuing operations .........     $      0.29      $      0.32     $      0.99      $      0.66
  Income (loss) from discontinued ...........           (1.40)            0.01           (1.52)            0.04
                                                  -----------      -----------     -----------      -----------
operations
  Income (loss) before cumulative effect
    of accounting change ....................     $     (1.11)     $      0.33     $     (0.53)     $      0.70
  Cumulative effect of accounting change ....              --               --              --            (0.11)
                                                  -----------      -----------     -----------      -----------
  Net income  (loss) ........................     $     (1.11)     $      0.33     $     (0.53)     $      0.59
                                                  ===========      ===========     ===========      ===========

Average shares outstanding (in thousands) ...          47,924           48,541          47,977           48,854

BALANCE SHEET DATA:                                SEPTEMBER 30, 2003     DECEMBER 31, 2002
                                                   ------------------     -----------------
                                                   (In thousands, except per share amounts)
Stockholders' equity ...........................       $      580,885     $      585,050
Book value per share ...........................       $        12.51     $        12.68

PRO FORMA RESULTS OF OPERATIONS

    The following table sets forth on a per diluted share basis income from continuing operations determined in accordance with generally accepted accounting principles (GAAP), and on a pro forma basis to exclude the effects of losses at Healthaxis, Inc., and the effects of variable stock based compensation. The Company's calculation of income from continuing operations on a pro forma basis does not replace operating income or net income computed in accordance with GAAP as a measure of profitability. However, the Company believes that this measure provides meaningful information about the performance of its core insurance operations.


                                                                                    THREE MONTHS               NINE MONTHS
                                                                                 ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                                                ----------------------     ----------------------
                                                                                  2003          2002         2003          2002
                                                                                --------      --------     --------      --------
GAAP income from continuing operations ....................................     $   0.29      $   0.32     $   0.99      $   0.66

Reconciliation of GAAP results to pro forma results:
    Pro forma adjustments:
    Exclude Company share of Healthaxis, Inc. losses (1) ..................         0.02          0.01         0.03          0.12
    Exclude effects of variable stock-based compensation ..................        (0.02)         0.07        (0.03)         0.23
                                                                                --------      --------     --------      --------

PRO FORMA INCOME FROM CONTINUING OPERATIONS ...............................     $   0.29      $   0.40     $   0.99      $   1.01
                                                                                ========      ========     ========      ========

----------

(1) Effective September 30, 2003, the Company disposed of its entire equity stake in Healthaxis, Inc. See "Sale of Healthaxis, Inc. Equity Stake," below.

BUSINESS SEGMENT RESULTS

    The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as "operating income (loss)") for the three and nine months ended September 30, 2003 and 2002.

                                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                 SEPTEMBER 30,             SEPTEMBER 30,
                                                            ----------------------      ----------------------
                                                               2003         2002         2003        2002
                                                            --------      --------      --------      --------
                                                                              (In thousands)
Income (loss) from continuing operations before federal
income taxes: (1)
   Insurance:
     Self Employed Agency Division ....................     $ 32,517      $ 23,128      $ 80,819      $ 58,547
     Group Insurance Division .........................      (12,075)        3,030        (3,969)        8,088
     Life Insurance Division ..........................         (296)        1,243        (3,196)        6,675
                                                            --------      --------      --------      --------
         Total Insurance ..............................       20,146        27,401        73,654        73,310
                                                            --------      --------      --------      --------

 Financial Services:
     Equity interest in Healthaxis, Inc. operating loss       (1,266)         (796)       (2,211)       (8,895)
                                                            --------      --------      --------      --------
               Total Financial Services ...............       (1,266)         (796)       (2,211)       (8,895)
                                                            --------      --------      --------      --------

   Other Key Factors: (2)
     Investment income on equity, realized gains and
       losses, general corporate expenses and
       other (including interest expense on non-student
       loan indebtedness)                                        711           960          (921)       (3,131)
     Variable stock-based compensation benefit
       (expense).......................................        1,211        (3,890)        1,663       (14,258)
                                                            --------      --------      --------      --------
         Total Other Key Factors ......................        1,922        (2,930)          742       (17,389)
                                                            --------      --------      --------      --------
       Income from continuing operations before federal
         income taxes .................................     $ 20,802      $ 23,675      $ 72,185      $ 47,026
                                                            ========      ========      ========      ========

(1) Effective January 1, 2003, the Company began to allocate to the Company's operating business segments certain general expenses relating to corporate operations (consisting primarily of technology related expenses and expenses associated with the operations of the Company's insurance company subsidiaries), which expenses had been formerly reflected in the Other Key Factors segment. All business segment results for all periods presented have been restated to reflect such allocation. The Company believes that this allocation of certain general expenses relating to corporate operations results in a more accurate portrayal of the financial results of its insurance operations.

(2) The Other Key Factors segment includes investment income not allocated to the other business segments, realized gains or losses on sale of investments, certain other general expenses related to corporate operations, minority interest, interest expense on corporate debt, variable stock-based compensation benefit (expense) and the operating results at the Company's former Barron Risk Management Services, Inc. unit until its sale in September 2002.

    UICI's results of operations for the three and nine months ended September 30, 2003 were particularly impacted by the following factors:

Self Employed Agency Division

    The Company's Self Employed Agency ("SEA") Division enjoyed significant continued period-over-period growth in both revenue and operating income. Operating income increased to $32.5 million and $80.8 million in the three and nine-month periods ended September 30, 2003, respectively, from $23.1 million and $58.5 million in the corresponding 2002 periods. Earned premium revenue increased from $245.7 million in the third quarter of 2002 to $311.3 million in the third quarter of 2003 and from $664.3 million in the first nine months of 2002 to $890.5 million in the first nine months of 2003. Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company's agents for underwriting by the Company) decreased in the nine months ended September 30, 2003 to $691.4 million from $708.3 million in the corresponding 2002 period. Submitted annualized premium volume decreased to $228.6 million in the third quarter of 2003 from $250.5 million in the corresponding period of the prior year.

    Operating income as a percentage of earned premium revenue in the three and nine months ended September 30, 2003 was 10.4% and 9.1%, respectively, compared to 9.4% and 8.8% in the corresponding periods of the prior year. This increase in operating margin was attributable primarily to lower commission expense and a slightly lower loss ratio. The SEA Division's results for the first nine months of 2003 included pre-tax income in the amount of $4.8 million associated with the release of reserves resulting from an adjustment to the Company's reserve methodology and certain changes in accounting estimates.

Group Insurance Division

    The Company's Group Insurance Division (consisting of the Company's Student Insurance and Star HRG business units) reported operating losses of $(12.1) million and $(4.0) million in the three and nine months ended September 30, 2003, respectively. Results at the Group Insurance Division reflected a previously reported increase in loss reserves and charge recorded in the third quarter in the amount of $13.1 million ($8.5 million net of tax, or ($0.18) per diluted share). In the three and nine months ended September 30, 2002, the Company reported operating income at its Group Insurance Division of $3.0 million and $8.1 million, respectively.

    Substantially all of the operating losses in the 2003 periods at the Group Insurance segment were attributable to results at the Company's Student Insurance Division, which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities. Results at the Company's Student Insurance Division also reflected a significant amount of seasonal marketing and administrative costs incurred in the third quarter related to policies written covering the full 2003-2004 school year. For the full 2003 calendar year, the Company currently anticipates that its Group Insurance business segment will report an operating loss in the amount of approximately $4.0 million ($2.6 million net of tax, or $(0.05) per diluted share). Because Student Insurance policies are issued on a school year basis and the 2003-2004 school year has just begun, the Student Insurance Division will be limited in its ability to reprice its overall book of business until August 2004. As a result, the Company currently anticipates that results at Student Insurance for calendar year 2004 will be at or near breakeven.

Life Insurance Division

    For the three and nine months ended September 30, 2003, the Company's Life Insurance Division reported operating losses of $(296,000) and $(3.2) million, respectively, compared to operating income of $1.2 million and $6.7 million in the corresponding 2002 periods. The operating losses in the 2003 interim periods were primarily attributable to a reserve increase in the Company's former workers compensation business, a previously announced charge associated with the final resolution of litigation arising out of the close down in 2001 of the Company's former workers compensation business, costs associated with the closedown of the Company's College Fund Life Division operations, and a decrease in investment income allocated to the segment.

Other Key Factors

    In the three and nine months ended September 30, 2003, the Company's Other Key Factors segment reported operating income of $1.9 million and $742,000, respectively, compared to operating losses of

$(2.9) million and $(17.4) million, respectively, in the corresponding periods of 2002. The increase in income in the Other Key Factors category in the three and nine months ended September 30, 2003 as compared to 2002 was primarily attributable to a decrease in variable stock-based compensation and net realized gains in 2003 compared to net realized losses in 2002, offset by a decrease in investment income attributable to equity determined after allocation to operating segment portfolios. For the three and nine months ended September 30, 2003, the Company experienced a $5.1 million and $15.9 million decrease, respectively, in variable stock-based compensation expense (as discussed more fully below), compared to the corresponding periods of the prior year, and the Company recorded realized gains in the amount of $1.9 million and $1.7 million, respectively, compared to realized losses of $(398,000) and $(6.2) million in the corresponding 2002 periods. The continued low prevailing interest rate environment in 2003 negatively affected investment income attributable to equity determined after allocation to operating segment portfolios. Investment income after allocation to the operating segments decreased by $2.0 million in the third quarter of 2003 and by $4.2 million in the first nine months of 2003, in each case as compared to such income in the corresponding 2002 periods.

    In connection with the Company's stock accumulation plans established for the benefit of the independent insurance agents and independent sales representatives associated with UGA -- Association Field Services, New United Agency and Cornerstone America, the Company has recognized and will continue to recognize non-cash variable stock-based compensation benefit (expense) in amounts that depend and fluctuate based upon the market performance of the Company's common stock. In the three and nine months ended September 30, 2003, the Company recognized a non-cash variable stock-based benefit in the amount of $1.2 million and $1.7 million, respectively, associated with its agent stock accumulation plans. During the three and nine months ended September 30, 2002, the Company recognized non-cash variable stock-based expense in the amount of $(3.9) million and $(14.3) million, respectively, of which $(1.3) million and $(7.1) million, respectively, was attributable to the Company's stock accumulation plans established for the benefit of its independent agents, $(2.5) million and $(5.7) million, respectively, was attributable to the allocation of the $5.25 UICI shares under the UICI Employee Stock Ownership and Savings Plan and $(100,000) and $(1.5) million, respectively, was attributable to other stock-based compensation plans. As of December 31, 2002, all $5.25 UICI shares had been allocated to participants' accounts under UICI's Employee Stock Ownership and Savings Plan. Accordingly, in all periods commencing after December 31, 2002 the Company will not recognize additional variable stock-based compensation associated with the ESOP feature of the UICI Employee Stock Ownership and Savings Plan.

DISCONTINUED OPERATIONS

    The Company's results in the three and nine months ended September 30, 2003 included losses from discontinued operations (consisting of the Company's former sub-prime credit card unit, the Special Risk Division, the Senior Market Division and the results of its Academic Management Services Corp. subsidiary) in the amount of $(67.1) million and $(72.7) million, net of tax ($(1.40) per diluted share and $(1.52) per diluted share), respectively. For the three and nine months ended September 30, 2002, the Company's results from discontinued operations reflected income in the amount of $422,000 and $2.0 million (net of tax) ($0.01 per diluted share and $0.04 per diluted share), respectively.

    As previously reported, on October 29, 2003, UICI executed a definitive agreement with SLM Corporation ("Sallie Mae"), pursuant to which UICI will sell for cash its entire equity interest in Academic Management Services Corp. The Company has estimated that the sale of AMS to Sallie Mae, when completed, will generate net cash proceeds to UICI of approximately $25.3 million. At closing, UICI will also receive uninsured student loan assets currently held by AMS' special purpose financing subsidiaries with a face amount of approximately $44.7 million (including accrued interest). The fair value of the uninsured loans is expected to be significantly less than the face amount of the loans.

    Closing of the transaction is anticipated to occur in November and is subject to satisfaction of several closing conditions, including expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. While the Company believes that it will be able to satisfy all conditions to closing, there can be no assurance that the conditions to closing will be satisfied or that the transaction contemplated by the definitive agreement will in fact be completed.

    The Company has classified AMS as a discontinued operation for financial reporting purposes at the end of the third quarter. Reflecting the fair market value of AMS implied by the proposed transaction with Sallie Mae, UICI recorded in the three and nine months ended September 30, 2003 a pre-tax loss (consisting of an estimated loss upon disposal of AMS and AMS' operating results in the periods) in the amount of $77.5 million ($66.9 million net of tax, or $(1.40) per diluted share) and $75.3 million ($65.6 million net of tax, or $(1.37) per diluted share), respectively. Exclusive of the estimated loss upon disposal of AMS in the amount of $61.2 million (net of tax), in the three and nine months ended September 30, 2003 AMS reported operating losses (net of tax) in the amount of $5.7 million and $4.4 million, respectively, compared to operating income (net of tax) of $1.8 million and $5.4 million in the corresponding periods of the prior year.

    The Company does not anticipate that the closing of the sale of AMS or future operating results at AMS will have a material effect on UICI's future consolidated results of operations.

    Results from discontinued operations for all periods presented also include the results of the Company's former Senior Market Division, which the Company closed down in the quarter ended June 30, 2003. In the three and nine months ended September 30, 2003, the Company reported losses associated with the former Senior Market Division in the amount of $(161,000) and $(9.2) million (net of tax), respectively, compared to losses in the amount of $(1.4) million and $(3.5) million (net of tax), respectively, in the comparable periods in 2002. The losses in the 2003 periods were primarily attributable to a loss of $(5.5) million (net of tax) recognized in the second quarter of 2003 upon sale of the Company's interest in the agency through which the Company formerly marketed and distributed insurance products to the senior market, a write off of impaired assets, operating losses incurred at the Senior Market Division through the close-down date and costs associated with the wind down and closing of the operations.

SALE OF HEALTHAXIS, INC. EQUITY STAKE

    Effective September 30, 2003, the Company sold to Healthaxis, Inc. its entire 48.27% equity interest in Healthaxis, Inc. for a total sale price of $3.9 million, of which $500,000 was paid in cash at closing, and the balance was paid by delivery of a promissory note payable by Healthaxis, Inc. to the Company in the amount of $3.4 million. The Company recognized a nominal loss for financial reporting purposes in connection with the sale.

EARNINGS GUIDANCE

    Based on its results to date (including the effects of the previously reported increase in loss reserves at its Group Insurance business segment recorded in the third quarter of 2003 in the amount of $13.1 million ($8.5 million net of tax, or ($0.18) per diluted share)), the Company currently estimates that fully diluted earnings from continuing operations for 2003 will be between $1.28 and $1.33 per share. For purposes of this estimate, the Company has excluded the effects of realized gains and losses from the sale of investment securities, and the Company has assumed that the aggregate amount of the Company's share of operating losses at Healthaxis, Inc. and full year 2003 pre-tax variable stock-based compensation will be approximately $2.0 million.

CORPORATE PROFILE:

    UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. The Company's Academic Management Services Corp. unit (headquartered in Swansea, Massachusetts) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

    Certain statements set forth herein or incorporated by reference herein from the Company's filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the ability to resolve all of the collateral and reporting issues associated with AMS' securitized student loan financings, including compliance with waivers obtained from third parties with respect to such student loan financings; AMS' ability to prevent similar future occurrences; AMS' ability to meet future student loan funding obligations; the Company's ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

    The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

    The Company's insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI's insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company's insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties an/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

    The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that endorse the products and act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed ("NASE") and the Alliance for Affordable Services ("AAS"). The associations provide their membership with a number of endorsed benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association's master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations, and a subsidiary of the Company sells new membership sales leads to the enrollers and video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to endorse the Company's insurance products to their respective members are terminable by the Company and the associations upon not less than one year's advance notice to the other party.

    Articles in the press have been critical of association group coverage. In December 2002, the National Association of Insurance Commissioners (NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also been named a party to several lawsuits challenging the nature of the relationship between the Company's insurance companies and the associations that have endorsed the insurance companies' health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called "association group" insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a "guaranteed issue" basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

    The Company's Academic Management Services Corp. business could be adversely affected by changes in the Federal Higher Education Act of 1965, which authorizes and governs most federal student aid and student loan programs, and/or changes in other relevant federal or state laws, rules and regulations. The Higher Education Act is subject to review and reauthorization by the recently convened 108th Congress. Congress last reauthorized the Higher Education Act in 1998. While the Company believes that the Higher Education Act of 1965 will in fact be reauthorized, there can be no assurance of the form that reauthorization will take or the changes that the reauthorization bill will bring to the law and regulations governing student finance.

    In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally, the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

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